FIRST AMENDMENT TO OFFICE BUILDING LEASE

This First Amendment to Office Building Lease, is made and entered into this 5th day of October, 1999 by and between Fourth West Associates, L.C., a Utah Limited Liability Company, ("Landlord") and Commercial Concepts, Inc. ("Tenant")

                                    RECITALS

A. Landlord, entered into a lease with Tenant dated February 18, 1999, (the "Lease") covering certain Premises located within 324 South 400 West in Salt Lake City, Utah. A copy of the Lease is attached hereto as Exhibit "A".

B. Landlord and Tenant have neither amended nor modified the Lease prior to the date hereof.

C.       Tenant is desirous of increasing its Premises within 324 South 400 West
         and  the  Landlord  is  desirous  of  accommodating  the  Tenant,   all
         conditioned upon the various terms and conditions set forth below.

NOW, THEREFORE, in consideration of the usual covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged Landlord and Tenant agree as follows:

1. Declaration of Enforceability - Not withstanding any provision of the Lease to the contrary, whether exercised previously or not, Tenant hereby declares that the Lease attached as Exhibit "A" hereto is currently fully binding on Tenant in accordance with its terms and that all terms thereof with the provisions of this Amendment, shall fully apply and be enforceable as of this date and into the future.

2. Modification of Lease Premises - Paragraph 2(a) the Lease is amended to provide for a rentable square footage of 7,105 square feet and a usable square footage of 6,042 square feet, inclusive of Suite B & E. This increase of the Premises shall become effective November 1, 1999.

3. Minimum Rent - Paragraph 5 of the lease is hereby amended to provide for a Minimum Rental per month as follows:


             Term                                     Monthly Rental

             November - December 1999                   $2,310.00
             January - February 2000                    $6,051.38
             March - October 2000                       $6,143.78
             November 2000 - February 2001              $6,374.32
             March - October 2001                       $6,471.34
             November 2001 - February 2002              $6,651.88
             March - October 2002                       $6,751.21
             November 2002 - February 2003              $6,931.75
             March - October 2003                       $7,036.70
             November 2003 - February 2004             $7,217.24

4. Security Deposit - Tenant has deposited with Landlord the sum of. Two Thousand Seven Hundred Three Dollars and Seventy Cents ($ 2,703.70 ) said sum shall be increased by $4,513.54 and will be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, but not limited to the provisions relating to the payment of rent, Landlord may (but shall not be required to) use, apply, or retain all or any part of this security deposit for the payment of any rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is to used or applied. Tenant shall within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the security deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep this security deposit separate from its general funds, and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to the Tenant (or, at Landlord's option, to the last valid assignee of Tenant's interest hereunder) at the expiration of the Lease term.

5. Exhibit "A" Amendment - Exhibit "A" to the Lease which outlines the Premises shall be amended effective November 1, 1999 as outlined in Amendment Exhibit "B".

6. Tenant Iml2rovement - Landlord agrees to improve the Premises in accordance with the plans and specifications which have been agreed upon between Landlord and Tenant as outlined in Amendment Exhibit "C"

7. Ratification - In all other respects not inconsistent with this Amendment, the Lease is hereby ratified and affirmed in its entirety.

8. Tenant shall have First Right to Purchase 324 South 400 West, Salt Lake City, Utah building which will extend for a period of 12 months expiring on October 31, 2000. Price on said purchase shall be $800,000.00 cash.

9. Tenant shall have the right of early occupancy of Suite E upon mutual execution of this document.

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT TO OFFICE BUILDING LEASE as of the date first above written.

                                         LANDLORD:

                                         Fourth West Associates, L.C., a Utah
                                         Limited Liability Company

                                         By: /s/ William K. Martin
                                            ---------------------------------
                                          William K. Martin, Member


                                          TENANT:

                                          Commercial Concepts, Inc.

                                          /s/ George Richards

                              AMENDMENT EXHIBIT "C"

Tenant will take aforementioned space on an "as is" basis. No Tenant Improvements will be provided for by Landlord. If Tenant improves space by doing any improvements valued over $1,000, Tenant shall deliver to Landlord plans and specifications (the "Plans") setting forth the Work. The "Work" shall consist of, but not limited to, improvements such as painting, partitions, light fixtures, wiring, plumbing, HVAC and other similar types of permanent improvements and shall not consist of purchasing movable partitions, furniture or movable personal property for use by Tenant. The Plans shall be subject to Landlord's approval, which will not be unreasonably withheld. Landlord shall review the Plans and notify Tenant of any objections to them within three (3) business days after receipt thereof and Lessee shall revise the Plans accordingly within three (3) business days thereafter. Landlord shall not be liable for any delay in completing the "Work" due to governmental regulation, unusual scarcity or inability to obtain labor or material, labor difficulties, casualty or other causes reasonably beyond Landlord's control. In the event Tenant desires to perform the "Work", prior to commencing same it shall secure all necessary licenses and permits and submit to Landlord, for its approval, a complete list of all contractors, subcontractors and material suppliers who will be performing the "Work" or supplying materials therefor. Lessee shall also deliver to each contractor or subcontractor a policy or policies providing comprehensive general liability insurance, Workers' compensation Insurance and property damage insurance, naming the contractor or subcontractor, as applicable, as the insured and the Landlord as an additional insured, all such certificates and insurance to be in a form, amount and substance satisfactory to Landlord. All work performed by Tenant, its contractors and subcontractors shall be performed in a good and workmanlike manner in compliance with all applicable laws, codes and ordinances.